Schedule A to the
                      Investment Advisory Agreement between
               The Victory Portfolio and Key Asset Management Inc.
                               dated March 1, 1997

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


Name of Fund                                                    Fee*
--------------------------------------------------------------- ---------------------------------------------
1.       The Victory Lakefront Fund                             1.00%

2.       The Victory Real Estate Investment Fund                1.10%

As of March 1, 1997

--------------------------------------------------------------- ---------------------------------------------


1.       Gradison Government Reserves Fund                      0.50% on the first $400 million,
                                                                0.45% on the next $600 million,
                                                                0.40% on the next $1 billion, and
                                                                0.35% in excess of $2 billion
2.       The Victory Established Value Fund                     0.65% on the first $100 million,
                                                                0.55% on the next $100 million and
                                                                0.45% in excess of $200 million


As of April 1, 1999
--------------------------------------------------------------- ---------------------------------------------
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*        As a percentage of average daily net assets.  Note,  however,  that the
         Adviser shall have the right,  but not the  obligation,  to voluntarily waive any  portion  of the  advisory  fee from  time to time.  Any such voluntary  waiver  will be  irrevocable  and  determined  in advance of rendering  investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.